Exhibit 4.3

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Corporation (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL in as much as the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Securities in definitive registered form, this certificate may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary.

THE MOSAIC COMPANY

5.900% Senior Notes due 2036

No. R-001	Principal Amount: $[●]
CUSIP No. 61945C AN3

The Mosaic Company, a Delaware corporation (herein called the “Corporation”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [•] ($[•]) on August 17, 2036, at the office or agency of the Corporation referred to below, and to pay interest thereon from August 17, 2026 and semi-annually thereafter, on February 17 and August 17 in each year, commencing February 17, 2027, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at the rate of 5.900% per annum, until the principal hereof is paid or duly provided for, and (to the extent lawful) to pay on demand interest on any overdue interest at the rate borne by the Securities from the date on which such overdue interest becomes payable to the date payment of such interest has been made or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 3 or August 3 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and such defaulted interest, and (to the extent lawful) interest on such defaulted interest at the rate borne by the Securities, may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed.

Dated: August 17, 2026

THE MOSAIC COMPANY

by

by

Attest:
Authorized Signature

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, (as successor in interest to U.S. Bank, National Association), as Trustee by
Authorized Officer

5.900% Senior Notes due 2036

This Security is one of a duly authorized issue of securities of the Corporation designated as its 5.900% Senior Notes due 2036 (hereinafter referred to as the “Securities”), limited (except as otherwise provided in the Indenture referred to below) in aggregate principal amount to $500,000,000, which may be issued under an indenture (hereinafter referred to as the “Indenture”) dated as of October 24, 2011 between the Corporation and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Corporation, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is a global Security representing $[•] aggregate principal amount of the Securities.

Payment of the principal of (and premium, if any, on) and interest on this global Security will be made to DTC for the purpose of permitting DTC to credit the principal and interest received by it in respect of this global Security to the accounts of the beneficial owners thereof; provided, however, that if this Security is not a global Security, payment of the principal of (and premium, if any, on) and interest on this Security will be made at the office or agency of the Corporation maintained for that purpose, or at such other office or agency of the Corporation as may be maintained for such purpose, in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts; and provided, further, that payment of interest may be made at the option of the Corporation (i) by check mailed to the address of the person entitled thereto as such address shall appear on the Security Register or (ii) by transfer to an account maintained by the payee located in the United States.

Prior to May 17, 2036 (the “Par Call Date”), the Corporation may redeem the Securities at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Securities matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the Redemption Date and (2) 100% of the principal amount of the Securities to be redeemed, plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the Corporation may redeem the Securities, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest thereon to the Redemption Date.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Corporation in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Corporation after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Corporation shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (such date the “Remaining Term”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Term, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Term – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Term, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Term. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the Redemption Date H.15 TCM is no longer published, the Corporation shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Corporation shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Corporation shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Corporation’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error and the Trustee shall have no duty to calculate or confirm any calculation of the Redemption Price.

Notice of any redemption of the Securities shall be mailed or otherwise delivered in accordance with the applicable procedures of DTC at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Securities to be redeemed. Notice of any redemption or offer to purchase, whether in connection with a Change of Control or other transaction or event or otherwise, may be given prior to the completion or occurrence thereof, and any such redemption, offer to purchase or notice may, at in our discretion, be subject to one or more conditions precedent (including conditions precedent applicable to different amounts of notes redeemed or required to be purchased), including, but not limited to, completion or occurrence of the related Change of Control or other transaction or event, as the case may be.

In the case of any redemption of Securities, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Date referred to on the face hereof. Securities (or portions thereof) for whose redemption provision is made in accordance with the Indenture shall cease to bear interest from and after the Redemption Date.

In the case of a partial redemption, selection of the Securities for redemption shall be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Securities of a principal amount of $2,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note shall state the portion of the principal amount of the note to be redeemed. If the Securities are issued in definitive form, a new note in a principal amount equal to the unredeemed portion of the note shall be issued in the name of the Holder of the note upon surrender for cancellation of the original note. For so long as the Securities are held by DTC (or another depositary), the redemption of the Securities (including the selection of Securities for redemption in the case of a partial redemption) shall be done in accordance with the policies and procedures of the depositary.

Unless the Corporation defaults in payment of the Redemption Price, interest will cease to accrue on the Securities or portion of the Securities called for redemption on and after the Redemption Date.

If a Change of Control Triggering Event occurs with respect to the Securities, unless the Corporation has exercised its right to redeem the Securities, Holders of the Securities that have not been redeemed shall have the right to require the Corporation to repurchase all or any part equal to $2,000 or an integral multiple of $1,000 in excess thereof of the Securities pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Corporation shall be required to offer payment in cash equal to 101% of the aggregate principal amount of the Securities repurchased plus accrued and unpaid interest, if any, on the Securities repurchased to, but not including, the date of purchase (“Change of Control Payment”), subject to the right of Holders of the Securities being repurchased on the relevant record date to receive interest due on the relevant interest payment date. No later than 30 days following any Change of Control Triggering Event with respect to the Securities or, at its option, prior to a Change of Control, but after such public announcement of the Change of Control, the Corporation shall be required to mail a notice to Holders of the Securities, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Securities on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on a Change of Control Triggering Event occurring prior to the Change of Control Payment Date. The Corporation shall comply with the requirements of Rule 14e-1 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Corporation shall be required to comply with the applicable, securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflicts.

On or before the Change of Control Payment Date with respect to the Securities, the Corporation shall be required to:

(a)	accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control Offer;

(b)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

(c)

deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an officers’ certificate stating the aggregate principal amount of Securities or portions of Securities being purchased.

For purposes of the foregoing discussion of a repurchase at the option of Holders of Securities, the following definitions are applicable:

“Below Investment Grade Rating Event” means the Securities are rated below an Investment Grade Rating by each of the Rating Agencies, on any date from the earlier of (i) the date of the Change of Control and (ii) the date of the public notice of an arrangement or transaction that could result in a Change of Control, until the end of the 60-day period following such date, which 60-day period shall be extended if, by the end of the 60-day period, the rating of the Securities is under publicly announced consideration for a possible downgrade by either of the Rating Agencies if the other Rating Agency has already lowered its ratings on the Securities as aforesaid, such extension to continue for so long as consideration for a possible downgrade continues by such Rating Agency.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or amalgamation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its subsidiaries, taken as a whole, to one or more “persons” (as such term is used in Section 13(d) of the Exchange Act) other than the Corporation or any of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or amalgamation) the result of which is that one or more “persons” (as such term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50 percent of the total voting power in the aggregate of all classes of the Corporation’s voting stock normally entitled to vote in the elections of directors, other than any such transaction where shares of the Corporation’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the total voting power of the voting stock of such person immediately after giving effect to such transaction; (3) the first day on which a majority of the members of the Corporation’s Board of Directors are not Continuing Directors; (4) the Corporation consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which any of the Corporation’s outstanding common stock or such other person’s outstanding common stock is converted into or exchanged for cash, securities or other property, other than any such transaction where shares of the Corporation’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the total voting power of the voting stock of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to the liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Corporation becomes a direct or indirect wholly-owned Subsidiary of a Person and (2) the direct or indirect holders of the common stock of such Person immediately following that transaction are substantially the same as the holders of the Corporation’s common stock, or other voting shares into which the Corporation’s common stock are reclassified, consolidated, exchange or changed immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Corporation’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Securities, or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Corporation’s proxy circular in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P, and (2) if any of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for any reason, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Corporation (by a resolution of its Board of Directors) as a replacement agency with respect to the Securities for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

The Corporation shall not be required to make a Change of Control Offer with respect to the Securities upon a Change of Control Triggering Event if a third party makes an equivalent offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by the Corporation and such third party purchases all the Securities properly tendered and not withdrawn under its offer.

The failure by the Corporation to comply with its obligations in the event of a Change of Control Triggering Event described above for a period of 60 days after written notice to the Corporation by the Trustee or to the Corporation and the Trustee by the Holders of not less than 25% in principal amount of the Outstanding Securities will constitute an Event of Default with respect to the Securities. If such an Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the principal amount of such Securities and all interest thereon to be due and payable immediately, by notice in writing to the Corporation (and to the Trustee if given by Holders), and upon any such declaration the same shall become immediately due and payable.

If an Event of Default shall occur and be continuing, the principal of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Corporation on this Security and (b) certain restrictive covenants and the related Defaults and Events of Default, upon compliance by the Corporation, with certain conditions set forth therein, which provisions apply to this Security.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Corporation and the rights of the Holders under the Indenture at any time by the Corporation and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable on the Security Register of the Corporation, upon surrender of this Security for registration of transfer at the office or agency of the Corporation maintained for such purpose duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, the Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any registration of transfer or exchange of Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to the time of due presentment of this Security for registration of transfer, the Corporation, the Trustee and any agent of the Corporation or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Corporation, the Trustee nor any agent shall be affected by notice to the contrary.

Interest on this Security shall be computed on the basis of a 360-day year of twelve 30-day months.

If at any time, (i) the Depositary notified the Corporation that it is unwilling or unable to continue as Depositary or if at any time the Depositary shall no longer be registered or in good standing under the Exchange Act or other applicable statute or regulation and a successor Depositary is not appointed by the Corporation within 90 days after the Corporation received such notice or becomes aware of such condition, as the case may be, (ii) the Corporation determines that the Securities shall no longer be represented by a global Security or Securities or (iii) any Event of Default shall have occurred and be continuing, then in such event the Corporation will execute and the Trustee will authenticate and deliver Securities in definitive registered form, in authorized denominations, and in an aggregate principal amount equal to the principal amount of this Security in exchange for this Security. Such Securities in definitive registered form shall be registered in such names and issued in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Securities to the Persons in whose names such Securities are so registered.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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